                                    AGREEMENT

                                     Between

                            CHAUTAUQUA AIRLINES, INC.

                                     And the

                      FLEET AND PASSENGER SERVICE EMPLOYEES

                          OF CHAUTAUQUA AIRLINES, INC.

                                As represented by

                   THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS,
                                AIRLINE DIVISION



                                   Effective:

                      December 15, 1999 - December 15, 2005

                                TABLE OF CONTENTS

ARTICLE                                                        Page

1.       Recognition, Purpose and Scope                         1-1
2.       Definitions                                            2-1
3.       Compensation                                           3-1
4.       Hours of Service                                       4-1
5.       Overtime                                               5-1
6.       Holidays                                               6-1
7.       Vacations                                              7-1
8.       Leaves of Absence                                      8-1
9.       Sick Leave                                             9-1
10.      Seniority                                             10-1
11.      Probation                                             11-1
12.      Filling of Vacancies                                  12-1
13.      Reduction in Force                                    13-1
14.      Expenses                                              14-1
15.      Grievance Procedures                                  15-1
16.      System Board of Adjustment                            16-1
17.      Physical Examinations                                 17-1
18.      Orders to Employees                                   18-1
19.      Training                                              19-1
20.      Moving Expenses                                       20-1
21.      Union Security                                        21-1
22.      Severance Pay                                         22-1
23.      Health and Welfare                                    23-1
24.      Safety and Health                                     24-1
25.      General                                               25-1
26.      Part-Time Employees                                   26-1
27.      Uniforms                                              27-1
28.      Duration                                              28-1

LETTERS OF AGREEMENT

Signing Bonus
Reopener
Personnel Files
Station Enhancement Fund
Out of Station Overtime Availability
Part Time Employee Schedules
Temporary Wage Rate Adjustments
Implementation

                                    AGREEMENT

This Agreement, concerning the Fleet and Passenger Service Employees in the service of Chautauqua Airlines, Inc., is entered into by and between Chautauqua Airlines, Inc., hereinafter referred to as the "Company," and the International Brotherhood of Teamsters (IBT), hereinafter referred to as the "Union," pursuant to the terms of the Railway Labor Act, as amended, in the mutual interests of the Fleet and Passenger Service Employees and of the Company in order to promote safety, efficiency, and economy of operations, to provide for orderly collective bargaining relations between the Company and the Union, to provide a means for the prompt and equitable disposition of grievances, to provide a method for the establishment of fair wages, hours of service, and working conditions for the Fleet and Passenger Service Employees covered herein under, and to increase the profitability of the Company. In making this Agreement it is recognized to be the duty of the Union, the Fleet and Passenger Service Employees and the Company to cooperate fully for the advancement of the purposes of this Agreement.

                                    ARTICLE 1
                         RECOGNITION, PURPOSE AND SCOPE

A. In accordance with Certification No. R-6371 issued by the National Mediation Board on June 23, 1995, the Company recognizes the International Brotherhood of Teamsters, Airline Division, as the collective bargaining representative of the Fleet and Passenger Service Employees employed by the Company, for the purposes of the Railway Labor Act, as amended.

B. The purpose of this Agreement is in the mutual interest of the Company, the Union, and the Passenger and Fleet Service employees, to provide for the operation of the Company under methods that will further, to the fullest extent possible, the safety of air transportation, the efficiency of operation, and the continuation of employment of Passenger and Fleet Service employees under conditions of reasonable working conditions and proper compensation, and the profitability of the Company. It is recognized to be the duty of the Company, the Union, and the Passenger and Fleet Service employees to cooperate fully for the attainment of these purposes.

C. This Agreement shall supersede all existing or previously executed agreements by and between the Company and the Union or any other labor organization or individual with respect to the rates of pay, rules, or working conditions specifically covered by the provisions of this Agreement in accordance with the provisions of the Railway Labor Act, as amended. Any and all subsequent agreements between the parties shall be reduced to writing, signed by their authorized representatives, and become a part of this Agreement.

D. All work defined as Fleet and Passenger Service work shall be assigned to the employees covered by this Agreement.

E. In accordance with applicable law, there shall be no discrimination by either party against any Passenger and Fleet Service employee because of age, race, sex, color, religion, union activity, national origin, handicap or disability that would not prevent them from safely performing the duties of a Passenger Service or Fleet Service employee.

F. The provisions of this Agreement shall be binding upon the Company and its successors or assigns. In the event of a sale or merger in which the Company is the surviving entity, the terms and conditions of this Agreement shall be retained in full force and effect unless and until a determination is made by the National Mediation Board (NMB) as to a different representative for the craft or class thereunder.

         1. Nothing in this Agreement shall prevent the Company from either acquiring, or establishing, or merging with any other carrier. In the event of such acquisition, establishment or merger, the following will apply:

                  a. The Company will not acquire or establish another air carrier to replace any present flying performed in and for the service of Chautauqua Airlines, Inc., or to avoid the terms and conditions of this Agreement.

                           i. The Company may transfer any aircraft operated in the Chautauqua system to any other carrier either it or its parent controls as long as Chautauqua has sufficient aircraft to operate Chautauqua's system, so long as no covered employees will suffer any loss of pay or be laid off as a result of such transfer of aircraft.

                  b. In the event the Company acquires or merges with another air carrier, the operations are not consolidated or merged until the seniority lists of the two Fleet and Passenger Service groups are integrated in accordance with Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions; and

                           i. The Company and the Union meet to negotiate an appropriate fence agreement pending the merger.

                           ii. All other terms and conditions of this Agreement remain in full force and effect unless changes are mutually agreed to between the Union and the Company.

                           iii. The respective Fleet and Passenger Service employees' collective bargaining agreements are merged into one (1) agreement as the result of negotiations between the Union and the Company. If a fully merged agreement is not executed within six (6) months from the date of merger and if a final and binding integrated Fleet and Passenger Service employees system seniority list is not issued, then the parties shall jointly submit outstanding issues to binding arbitration.

G. Any masculine noun or pronoun used in this Agreement shall be recognized as referring to any employee covered under this Agreement, whether male or female.

H. The Company shall have sole jurisdiction of the management and operation of its business, the direction of its working force, the right to maintain discipline and efficiency in its place of employment, and the right of the Company to hire, promote, demote, select for training, discipline, and discharge employees for just cause. The rights listed herein shall not be deemed to exclude or limit the other pre-existing rights of management not listed that do not conflict with other provisions of this Agreement.

I. The Company will not enter into any dry lease or wet lease agreement without the agreement of the Union, nor contract with or for any other carrier or entities (government, military or commercial) for services within the scope of this Agreement without consulting with the Union.

                  1. No employee within the bargaining unit will be reduced in status or lose any income or employee benefits while discussions are taking place.

                  2. The Union will not disagree to a dry lease when such dry lease is for the sole purpose of leasing out excess aircraft owned or leased by the Company. No aircraft dry leased to another carrier or entity will be operated into or out of any cities where the Company operates. Such dry lease will not result in the reduction in status or the furlough of any Fleet and Passenger Service Employee in cases where the dry lease provides a profit to the Company. At the request of the Union it may review the actual dry lease documents.

                                    ARTICLE 2
                                   DEFINITIONS

A.       "Business Agent" means a paid representative from the Union.

B. "Calendar Day" means a period of time commencing at 0001 and ending at 2400, based on local time at the station.

C. "Calendar Month" means the first calendar day of any given month to and including the last calendar day of that month.

D. "Classification Seniority" means the length of service as a Fleet or Passenger Service Employee with the Company.

E. "Company Seniority" means the period of time the employee has served as an employee of the Company in any and all positions including covered and uncovered positions.

F.       "Day Off" means one calendar day free from scheduled duty.

G. "Employee" means a person covered by this Agreement. He must be knowledgeable and capable of performing duties in the following areas as required: passenger ticketing, reservations, cargo procedures, gate, ramp, radio/telephone procedures, catering, deicing, towing/pushback and light cleaning.

H. "Equalization" means records will be maintained for voluntary overtime hours to allow the overtime hours to be evenly distributed among the employee group.

I. "Lead Agent" means an employee responsible for performing work in his duty assignment area as a working member of his group. He will be required to direct/train other employees assigned to him to ensure that the work assigned is performed in an efficient and productive manner. A lead agent does not have authority to discipline or discharge employees covered by this Agreement.

J. "Light cleaning" means cleaning such as: wiping down of aircraft interior surfaces and windows, sweeping and vacuuming, crossing of seat belts, folding of blankets, removal of trash, cleaning and restocking of seatback pockets and overhead bins, mopping galley and lavatory floors.

K. "Station" means the geographical location where an employee is assigned to work. Base, domicile, and location have the same meaning and are used interchangeably with station.

L.       "Shift" and "Work Shift" mean workdays.

M. "Work Day" means that period of time beginning at the report time for a scheduled shift and continuing through the end of a scheduled shift. A workday may overlap two (2) calendar days and can include time for a split shift.




N. "Work Period" means a work period that consists of a fourteen (14) day period with not more than ten (10) consecutive work days and with at least two (2) consecutive calendar days off.

O. "Work Week" means the first seven (7) days of a work period or the second seven (7) days of a work period.

P. "Anniversary Year" means a one-year period, beginning from the individual employee's hire date.

                                    ARTICLE 3
                                  COMPENSATION

A. Employees will be paid an hourly wage in accordance with the following schedule:



                                            Pay Rate Pay Rate   Pay Rate           Pay Rate
                                            Effective         Effective           Effective         Effective
                  Longevity                 11/29/1999        12/15/2000          12/15/2001        12/15/2002
                  ---------                 ------------------------------------------------------------------

                  1-6 months                  7.10              7.28               7.46              7.65
                  7-12 months                 7.75              7.94               8.14              8.34
                  13-18 months                8.10              8.30               8.51              8.72
                  19-24 months                8.25              8.46               8.67              8.89
                  3rd year                    8.70              8.92               9.14              9.37
                  4th year                    9.20              9.43               9.67              9.91
                  5th year                    9.70              9.94              10.19             10.44
                  6th year                   10.10             10.35              10.61             10.88
                  7th year                   10.50             10.76              11.03             11.31
                  8th year                   11.00             11.28              11.56             11.85
                  9th year                   11.50             11.79              12.08             12.38
                  10th year                  12.00             12.30              12.61             12.93
                  11th year                  12.50             12.81              13.13             13.46



B. Employees who are designated as a Lead Agent shall be paid a minimum premium of one dollar ($1.00) per hour in addition to all applicable compensation for hours worked in that status and shall be included in the calculation of overtime calculation. An employee temporarily upgraded to a Lead Agent position shall receive the premium for all hours worked as a Lead Agent.

C. Employees who are required to and obtain their weather observing license (and retain currency) will be paid a premium of thirty cents ($.30) per hour in addition to all applicable compensation for hours worked in that status. Employees who voluntarily obtain their weather observing license (and retain currency) will be paid a premium of thirty cents ($.30) per hour in addition to all applicable compensation when working at a station where weather observation is required.

D. All employees shall be capable of performing all tasks assigned by management with the exception of flight attendant/maintenance/lead agent/pilot/dispatch/accounting/ and executive and there shall be no distinction for compensation or seniority because of the actual task performed except those enumerated in paragraphs B and C, above.

E.       When the Company has acknowledged that there is a shortage equal to one
         (1) day's pay or more in the pay of an employee, the employee will be reimbursed for such shortage as soon as possible but in no case later than three (3) working days.

F. When there is an overpayment to a covered employee, the Company will notify the affected employee, provide documentation and substantiation of the overpayment and arrange a mutually agreeable repayment schedule. The Company may require the employee to authorize the Company to deduct repayment from his subsequent check(s). The maximum amount that can be deducted from each pay period shall be fifty dollars ($50.00), unless the amount of overpayment exceeds five hundred dollars ($500.00), in which case the repayment amount will not be more than twenty percent (20%) of the original repayment amount per pay period. An employee and the Company may agree to different repayment terms.

G. Paychecks will include an itemized statement of all hours, wages, adjustments and deductions for the pay period including, but not limited to: withheld taxes, union dues, 401(k) contributions, Section 125 deductions, uniform deductions, etc., as well as year to date wages, FICA and withheld taxes.

H. Employees leaving the service of the Company will be paid for all the time due at the earliest possible time after separation and in compliance with state law.

I. Increases are effective for employees paid bi-weekly starting with the pay period that begins nearest the employee's anniversary date, and for employees paid weekly, starting with the pay period in which the anniversary date falls.

                                    ARTICLE 4
                                HOURS OF SERVICE

A. All time worked in any continuous work day, including overtime, shall be considered as work performed on the calendar day the work day is started.

B. Work schedules will be posted for bid as far in advance as possible but no later than ten (10) calendar days before the bid closing date. Work schedules will be awarded and posted ten (10) calendar days before their effective date. Work schedules may be rebid when required by the Company or once each ninety (90) calendar days from the date of the last rebid, whichever is sooner. If an employee fails to bid through no fault of his own, he will be assigned a work schedule closest to or the same as his previously scheduled starting time within his work assignment. If an employee does not bid sufficient slots or does not enter a bid, he will be assigned to any remaining open slot after all bids have been awarded.

         1. Separate work schedules will be posted for each work assignment, if applicable (Fleet Service, Passenger Service). Award of work shifts, including hours and days off, shall be based on applicable classification seniority.

         2. An employee on an authorized leave of absence is not permitted to bid a work schedule if his date of return to work is after the expiration of such bid period. Employees returning after such bid period or those who failed to bid while on such leave will be assigned a work schedule.

         3. An employee who transfers into another location will be assigned a schedule until he participates in the next bid.

         4. An employee may be scheduled up to thirteen (13) hours in any one shift, excluding time for a meal period.

C. Trading of shift assignment or days off shall be permitted if requested in writing and signed by all the employees involved in the swap and submitted no later than the day before the first intended swap and are subject to approval in writing by the appropriate manager, or his designee. Shift trades outside of duty assignment; for example, gate to ramp, etc., must be approved by appropriate management. Management reserves the sole discretion in approving swaps. Management will endeavor to accommodate the employee whenever practical.

         1. There will be no overtime restrictions on employees who swap shifts. However, there will be no overtime paid for any scheduled hours as a result of shift swaps (See example below). Employees who trade shifts become responsible to work the shift as agreed to as if the shift were part of their regular assignment.

                  Example:

                  a.       Joe has worked 75 hours
                           Mary has worked 70 hours

                           Mary swaps with Joe for a 10-hour shift. Joe works 85 hours in pay period Joe receives no overtime pay.

                  b.       #1 has worked 75 hours
                           #2 has worked 75 hours
                           #2 swaps a 10-hour shift with #1
                           #1 works 85 hours in pay period
                           #1 gets paid for 5 hours overtime

                  c.       #1 is scheduled for a 10 hour shift
                           #2 swaps shift with #1 and actually works 11 hours. #2 is paid 1 hour overtime


D. For shifts scheduled for six (6) hours or more, unpaid meal periods of not less than thirty (30) minutes and not more then sixty (60) minutes shall be scheduled between the third (3rd) and fifth (5th) hour of the shift. If a meal period cannot be taken in the specified time frame, it will be rescheduled, and the employee will be paid one-half (1/2) hour at the applicable overtime rate in addition to his regular pay.

         E. The Company will not schedule an employee for less than nine (9) consecutive hours of rest between his shifts. When an employee is required to work and has less than nine (9) consecutive hours of rest between his shifts, the Company will either relieve him of duty with pay from such portion of his shift so as to give him the nine (9) consecutive hour rest period or compensate him for those hours worked at two (2) times his hourly rate for the number of hours his minimum rest period was reduced. If the employee is required to work overtime (mandatory) and this results in insufficient rest, the employee will then be entitled to this provision.

         This provision shall not apply:

         1. If insufficient rest is caused as a result of the employee's new work schedule at a periodic shift bid.

                  Example:

                  Joe worked on 4/15/99 until 11 PM. Periodic schedule changes on 4/16/99. Joe's new start time is 6AM on 4/16. Joe gets no additional pay or rest.

         2. If the employee volunteers for overtime or a swap that causes the insufficient rest.

         3.       If the employee is working a scheduled split shift.

F. An employee transferred or assigned temporarily or permanently to a higher paying classification shall receive the higher rate of pay for all time worked in such classification. An employee temporarily assigned to a lower paying classification shall not have his rates of pay reduced. An employee permanently reclassified to a lower paying classification shall have his pay rate lowered on the date of reclassification.

G. When occasions arise beyond the Company's control, such as unscheduled absences, or due to weather or other Acts of God, then non-covered personnel may perform covered personnel's work until such time as there are sufficient covered personnel available, at their place of work, to perform their work through the awarding of voluntary overtime to employees, or, in the absence of volunteers, the assigning of mandatory overtime to employees, in reverse seniority order, utilizing the equalization process.

H. In stations with twenty (20) or less employees, management personnel will be regularly scheduled to work and perform similar, same, and equal tasks as those performed by covered personnel.

I. The Company may schedule employees for split shifts. A split shift schedule will include at least three (3) hours of scheduled work on each side of an unpaid break that is not scheduled to exceed six (6) hours. An employee may perform voluntary or involuntary overtime during the scheduled break.

                                    ARTICLE 5
                                    OVERTIME

A. Where the Company determines that overtime work is required, such voluntary overtime work will be proffered to qualified covered employees on an equalized basis.

B. Voluntary overtime will be proffered to the covered employee whose name appears on the overtime availability list with the lowest number hours of overtime worked to the date of proffer. If two (2) or more volunteering employees have the same number hours of overtime, the senior employee will be offered the overtime first.

C. If no employee accepts voluntary overtime, then the Company may assign mandatory overtime in reverse order of seniority, using an equalization method. Prior to assigning mandatory overtime the Company will:

         1. Identify all available overtime in an Overtime Book, updated daily and accessible at all times.

         2.       Make every reasonable effort to secure voluntary overtime.

         The Company will not utilize mandatory overtime as a means to circumvent the rest and normal staffing requirements of Article 4.

D. All equalization records for voluntary overtime will be set back to zero (0) hours on January 1st, and July 1st of each calendar year.

E. Voluntary overtime that is proffered to an employee one (1) hour or less prior to its beginning, if refused, will not be charged to the employee on equalization record as if worked.

F.       Voluntary overtime shall be paid as follows:



         1.       Time worked in excess of an employee's scheduled shift but
                  less than  twelve (12) hours in a single shift                        1 1/2X the hourly
                  rate

         2.       Time worked in excess of  twelve (12) hours in a single shift         2X the hourly rate

         3.       Time worked up to ten (10) hours on the first day off hourly rate     1 1/2X the

         4.       Time worked in excess of 10 hours on the first day off                2X the hourly rate

         5.       Time worked on a second or subsequent day off in a work week          2X the hourly rate


G. Mandatory overtime will be paid at the rate of 2X the hourly rate for all hours worked. Up to three (3) hours worked in excess of the scheduled shift during the last shift of the day, as a result of irregular flight operations, whether voluntary or involuntary, is not paid at the mandatory overtime rate.

H. When in the Company's judgment it is not economically efficient to work a continuous shift for one or more employees, split shifts may be scheduled.

                                    ARTICLE 6
                                    HOLIDAYS

A. An employee who is assigned to duty by the Company on any of the below listed holidays will receive pay at the compensation cited in Article 6.D., below.

         New Year's Day             Labor Day             Day after Thanksgiving
         Thanksgiving Day           Memorial Day
         Christmas Day              Independence Day

B. If an employee is scheduled to work a holiday and the employee does not show up for work without proper notice and valid cause, the employee will not receive holiday pay. Proper notice shall be defined as one (1) hour notice before start time of the employee's scheduled shift with a valid excuse.

C. All full-time employees will receive eight (8) hours of pay on the above-designated holidays or eight (8) hours off with pay at the Company's discretion. All part-time employees will receive four (4) hours of pay on the above-designated holidays or four (4) hours off with pay at the Company's discretion. If an employee is absent for any reason on the scheduled work day before or after the holiday, he will not be entitled to pay for the holiday.

D. Employees who work the holidays designated above will, in addition to the hours of pay provided for in paragraph C., above, be compensated at the greater of 11/2X their hourly rate for all hours worked on the holiday or the overtime provided for in Article 5.F.

                                    ARTICLE 7
                                    VACATIONS

A.       Vacation Policy

         1. All employees are eligible for paid vacation. The rate at which an employee accrues vacation is based on the employee's Company seniority. The number of days an employee actually accrues vacation, to be used in the next year, is based on the employee's accrual rate and the number of pay periods the employee is active in the current year.

         2. Accrual Schedule - The number of vacation hours an employee actually receives will be based on his accrual rate and the number of pay periods the employee is active in the prior year. The employee must be at work, on paid sick leave, on vacation, or on a Company-offered leave of absence for more than one pay period in a month in order to be considered to be an active employee for vacation accrual purposes.

                  The number of vacation hours earned is based on the following rate of accrual:

                  Years of Service  Annual Accrual   Accrual Per Pay Period
                  ----------------------------------------------------------
                  1- 7 years        80 hours                   3.08 hours

                  8+ years          120 hours                  4.62 hours

         3. Employees working on schedules other than five (5) day work weeks will be paid for vacation based on forty (40) hours per work week. Employees are compensated for earned vacation in proportion to their normally scheduled work week in effect at the time they take their vacations.

         4. An employee who leaves the Company voluntarily will receive full payment for unused vacation time credited from the previous year as well as vacation accrued in the year of separation.

         5. An employee who has not accrued six (6) months of Company seniority is not eligible for vacation pay upon termination.

         6. In the event of the employee's retirement, permanent disability or death, current year accruals will also be paid.

         7. An employee may elect any of the following options in connection with any unused vacation:

                  a. Elect to be paid for remaining vacation. Pay-out will be made on the first paycheck following January 1st of the next year, or

                  b. Elect to carryover the remaining vacation to the next year.

B.    Vacation Bidding

         1. Vacations will be bid by station and awarded based on Classification Seniority.

         2. Bids will open November 1st and close November 15th of each year. Available vacation weeks will be evenly distributed throughout the year. Bids will be submitted on the Vacation Bid form. Vacation awards will be posted no later than December 1st.

         3. Once an employee is eligible for eighty (80) hours of vacation or more, the employee may split the employee's vacation into separate periods of complete weeks and, if a partial week remains, it may be taken in conjunction with one (1) of the employee's complete weeks.

         4. Although vacation weeks are bid using the Sunday date, the actual vacation begins following the scheduled days off in that week except that employees with Friday and Saturday or Saturday and Sunday will start their vacation in conjunction with their days off at the beginning of that week, unless the employee and the supervisor agree otherwise.

         5. Employees who are involuntarily transferred may elect to keep the vacation period they bid on the prior November bidding period.

C.       VAC-DAT (Vacation-Day-At-A-Time)

         1. Employees may elect to designate any amount of earned vacation days to be taken as day-at-a-time (VAC-DAT). The employee may designate the number of VAC-DAT days during the vacation bidding in November.

         2. During the year, an employee may request VAC-DAT for a specific day or sequence of days if the employee has VAC-DAT available. At each non-hub station at least one (1) VAC-DAT per shift, per day, with a maximum of two (2) per day, and at hub stations up to one (1) Passenger Service employee and one
                  (1) Fleet Service employee per shift per day to a maximum of four (4) per day (two (2) per classification) will be automatically approved provided the request is submitted at least three (3) weeks in advance on a first- come, first-served basis. Requests not eligible for automatic approval will be reviewed and the employee notified whether it is approved, within seventy-two (72) hours after submission. Requests submitted with less than three (3) weeks notice may also, subject to the needs of the operation, be approved. Shift swaps submitted as a result of non-approved VAC-DAT requests will not be denied.

         3. Once a request has been properly made, the VAC-DAT must be taken as scheduled unless agreed to otherwise by the employee and the supervisor.

         4. VAC-DAT cannot be scheduled on a holiday. Further, VAC-DAT cannot infringe on any existing rules regarding a holiday.

         5.       An employee may split a VAC-DAT into one (1) hour increments.

D.       Changes To The Posted Schedule

         1. If necessary, additional periods will be opened during the year to accommodate additional vacations because of an increase in complement or changes in the work group that increase the number of weeks to be taken, unless those weeks can be accommodated in the existing periods. In all other cases, any open week on the vacation schedule will be available for employees within the vacation bid group who wish to switch their scheduled weeks of vacation.

         2. An employee must notify his supervisor at least two (2) weeks prior to the employee's scheduled vacation period or two (2) weeks prior to the effective date of the vacation period the employee wishes to select, whichever occurs first. The request must be made in writing. If the employee is the most senior employee to make such a request, the supervisor will approve the change, and the posted vacation schedule will be revised accordingly.

         3. Any vacation period vacated on the vacation schedule will remain open for seventy-two (72) hours prior to being awarded to the senior eligible bidder within the vacation group. No vacation will be bid for seventy-two (72) hours after shift bid change. Then the senior eligible bidder on the shift or coming on the shift will bid first.

E.       Perfect Attendance Incentive

         For each rolling consecutive six (6) month period of perfect attendance, each full-time employee shall be entitled to eight (8) additional vacation hours, up to a maximum of sixteen (16) hours in each calendar year. Part-time employees will be eligible to receive four (4) hours and eight (8) hours respectively. At the option of the employee, perfect attendance days may be taken as day-at-a-time, added to the employee's vacation bank or, with the mutual agreement of the Company, added to the employee's awarded vacation days.

F.       Improvements to Vacation

         If the Company increases the amount of vacation entitlement for any other work group, excluding any represented work group, it will increase the entitlement for employees covered by this Agreement an equivalent amount.

                                    ARTICLE 8
                                LEAVES OF ABSENCE

A. Personal Leave of Absence - The Company at its sole discretion may grant a personal leave of absence without pay to an employee for a period of time determined by the Company, or as may be extended by written mutual agreement of the parties hereto. Employees shall submit their request for a personal leave of absence, or extension of a leave of absence, in writing, setting forth the reasons for the leave. The Company will then return to the employee a written approval or denial of the request. If the leave is approved, the Company shall, in writing, specify the details of the leave including, but not limited to, the date on which the employee must report back and be ready to work at his designated place of work. The Company reserves the right to terminate an employee's employment if he does not return to work on his designated return date. While on a personal leave the employee will continue to accrue seniority for up to ninety (90) days but will not accrue benefits. However, the employee on a personal leave of absence may elect to continue health and life insurance benefits, provided the employee pays in advance the full monthly cost of such benefits to the Company.

B.       Medical and Occupational Leave of Absence

         1. A medical leave of absence, without pay, will be granted for a non-occupational sickness or injury after the employee has exhausted his accrued sick leave and upon the receipt of a written verification from a qualified medical doctor. Such written verification shall state at a minimum that (1) the employee is unable to perform his work due to such disability,
                  (2) the doctor's estimate of the anticipated duration of the medical leave and (3) the doctor's opinion that the employee will be able to return to work in the same position the employee had before the sickness or injury in less than five
                  (5) years.

         2. The employee shall accrue Company and Classification Seniority but not accrue benefits and/or pay during the period of a leave for his medical disability.

         3. In no case shall a medical leave exceed a total continuous period of five (5) years.

         4. An employee desiring to return to duty upon expiration of his medical leave shall, in accordance with his seniority, be permitted to return to his former position or, if the former position is not available, utilize Article 13.A. to displace a less senior employee.

         5. Occupational Injury Leave of Absence - An unpaid leave of absence will be granted to an employee who suffers an occupational injury/sickness after the employee has exhausted his accrued sick leave. If an employee is found fit for "light duty" i.e., a physician certifies that an employee will be able to return to full duty on a certain date and that he is able to perform certain restricted duties as may be assigned by the Company for up to a two (2) week period prior to such release date, the Company will provide such light duties, if such duties are available and said employee is qualified, to aid in an employee's rehabilitation. An employee on occupational injury leave shall retain and continue to accrue seniority for a maximum of five (5) continuous years. After five (5) continuous years the employer/employee relationship will terminate.

         6. An employee who returns to work from an authorized leave of absence within six (6) months of the last day he worked shall be permitted to resume his position in the same status and position to which he was assigned. If an employee does not return to work within six (6) months of the last day he worked, when he does return, he shall be permitted to assume his former position, if still vacant, or exercise Article 13.A. to displace a less senior employee. If an employee does not return to work on the specified date after a leave of absence, his employment may be terminated at the Company's option.

C. Military leave - The Union and the Company agree to abide by all Federal and State laws in regard to the granting of military leave to employees who are called to Reserve or National Guard duty. The Company will grant a leave of absence, without pay, not to exceed fifteen (15) days, to any person ordered to Reserve or National Guard duty for annual training, or in the case of a national emergency, or as otherwise required by federal law. The employee shall give the Company notice within twenty-four (24) hours of the employee's receipt of notification of said active duty. An employee who desires to volunteer for extended duties must get prior approval from the Company.

D.       Jury Duty Leave

         1. An employee shall provide the Station Manager with a copy of the summons or notice of jury duty immediately upon the receipt of such documents. The employee shall concurrently provide the Company with authorization to intercede with the appropriate authorities for the purpose of removing him from jury duty.

         2. An employee who is required to serve on jury duty shall be granted a leave of absence for that purpose.

         3. An employee who is called for jury duty will not be paid the difference between his regular pay and jury duty pay.

         4. Immediately upon release from jury duty, the employee shall notify the Company of his availability for work. An employee called for jury duty whose services in court are not required on a specific day or who is released within two (2) hours of reporting for jury duty will contact his supervisor to determine if he is needed to report to work for the remainder of the scheduled shift and will be paid for any hours actually worked.

         5. An employee on jury duty leave shall continue to accrue seniority, longevity and all benefits as if he had been in active service.

         6. An employee may take an unpaid eight (8) hour rest prior to serving on jury duty and/or an unpaid eight (8) hours rest after being relieved from jury duty prior to reporting to work.

E.       Bereavement/Emergency Leave

         1. If a member of an employee's immediate family suffers a death, he shall immediately notify the Station Manager and he will be granted up to five (5) consecutive working days paid leave beginning within five (5) calendar days following the date of the death. An employee's immediate family shall be defined as an employee's mother, father, spouse, children, stepchildren, brother, and sister. Up to three (3) consecutive working days of paid leave will be granted for the death of the employee's mother-in-law, father-in-law, or grandparent.

         2. Such family emergency leave may, upon request, be extended. If the leave is extended, it shall be without pay or, at the option of the employee, be with pay charged against the employee's earned sick bank. The employee will be paid for all scheduled hours of work during the leave period but not during any extensions thereto, except as otherwise provided for in this paragraph.

F. Family and Medical Leave of Absence - All full-time and part-time employees covered by this Agreement, including those locations with less than fifty (50) employees, who have worked more than 1250 hours in the preceding twelve (12) months, and who have twelve (12) months of service, will be eligible for the "Family and Medical Leave Act of 1993." While on family leave, the employee will continue to accrue seniority and all benefits, without interruption and at no cost to the employee. Upon return from family leave, the employee will have the option to return to the position held prior to the leave, or exercise
         Article 13.A.

G.       Union Leave

         1. At the request of the Union (thirty (30) day advance notice given to the Company) an employee shall be granted an indefinite Union leave of absence without pay to accept employment with the Teamsters Airline Division. While on such leave, the employee shall continue to accrue seniority and will be covered by Company health and life insurance the cost of which will be reimbursed to the Company by the Union at the monthly rate of twenty-three percent (23%) times the employee's monthly regularly scheduled hours, prorated. The employee will maintain all other benefits covered by this Agreement and may continue to participate in the 401(k) Plan. The Company's share of the 401(k) Plan shall be fully reimbursed to the Company by the Union. No more than one (1) employee shall be permitted a Union leave at one time. Upon return from leave, an employee on Union leave will be given recurrent training necessary to remain current as a Chautauqua employee.

         2. AT THE REQUEST OF THE UNION, THE COMPANY WILL, SUBJECT TO THE NEEDS OF THE SERVICE, RELEASE EMPLOYEES FOR THE PURPOSE OF CONDUCTING UNION BUSINESS. REQUESTS FOR RELEASE MUST BE SUBMITTED IN WRITING TO THE STATION MANAGER AT LEAST SEVEN (7) DAYS BEFORE THE REQUESTED DAY(S) OFF. THE COMPANY MAY WAIVE THE SEVEN (7) DAY REQUIREMENT. SHIFTS DROPPED TO ACCOMMODATE SUCH LEAVES WILL BE HANDLED AS PROVIDED IN ARTICLE 4.

         3.       Reimbursement for Pay Loss

                  Except as provided in Article 8.G.1., the Union shall reimburse the Company for Union leave paid to an employee by multiplying the number of hours normally scheduled to work and paid by the Company times the applicable hourly rate for the employee, plus twenty-three percent (23%) to cover the cost of fringe benefits.

H.       Maternity Leave

         1. Maternity leave for employees shall be handled in accordance with applicable law.

         2. An employee shall notify the Company immediately upon confirmation of her pregnancy.

         3. A pregnant employee shall be permitted to continue in service until her physician determines that she is no longer able to perform all required employee duties.

         4. An employee who ceases to perform employee duties shall be placed on sick leave. Following exhaustion of sick leave benefits, the employee shall be placed on medical leave.

I.       Return from Leave

         Immediately after the expiration of a leave of absence, an employee will return to the job classification and base station where he was assigned immediately prior to the leave. If the station no longer exists for employees, the employee may displace a less senior employee in the station of his choosing.

                                    ARTICLE 9
                                   SICK LEAVE

A.       Sick Pay Bank

         Paid sick time is provided to allow the time off necessary to recuperate from illness or injury.

B.       Definitions

         1. Sick Pay - is pay to an eligible non-probationary employee who cannot perform his regular duties because of sickness (physical or psychological) or non-occupational injury, including maternity. Sick pay may also be utilized when an employee's presence would jeopardize the health of others because of exposure to a contagious disease. Sick pay does not cover time for routine physical examinations or dental check-ups. Pay during a period of sick absence will be based on the employee's base rate and scheduled hours.

         2. Worker's Compensation Temporary Disability Pay - is pay to an eligible employee unable to work because of an injury on the job at the Company.

                  a. The injury must be one that is covered by the applicable state worker's compensation law and must be verified in writing by the treating physician.

                  b. Payment for occupational injury by the Company's insurance carrier, or the state, is generally set at a percentage of the employee's average weekly wage. However, this rate and the maximum weekly payment may vary from state to state.

         3. State Mandated Benefits - are disability income benefits required by law in certain states. State mandated benefits may include or require payments from an outside source.

         4. In no event may an employee be entitled to State Mandated Benefits and Sick Pay in excess of the employee's normal rate of pay times his scheduled straight time hours.

         5. Base Rate or regular rate, as used in this Article, is an employee's base hourly rate plus all premiums he normally receives.

C.       Sick and Occupational Injury Accrual

         Full time employees accrue hours of sick pay credits for each month that they are in a paid status, up to a maximum of six hundred sixty
         (660) hours sick pay (see paragraph K., below).

         YEARS OF SERVICE          PAY PERIOD ACCRUAL           ANNUAL ACCRUAL
         ---------------------------------------------------------------------
         1st Year                    .92 Hours                     24 Hours
         2nd Year                   1.54 Hours                     40 Hours
         3rd Year                   1.85 Hours                     48 Hours
         4th Year                   2.15 Hours                     56 Hours
         5th Year and thereafter    2.77 Hours                     72 Hours

D.       Commencement and Payment of Paid Sick Time

         Sick time is paid based on the number of hours in the employee's regular work schedule. Pay will be at the employee's normal rate until his sick bank has been exhausted or the employee returns to work.

E.       Use of Sick Pay for an Occupational Injury

         An employee may elect to use his Sick Pay to supplement Worker's Compensation benefits.

F.       Exhaustion of Sick Pay

         When an employee exhausts his accrued sick leave, the employee will be placed on an unpaid medical leave of absence. An employee will not accrue Sick Pay while on a medical leave of absence.

G.       Travel While on Sick Pay Status

         Employees on sick pay status may use their pass privileges or reduced rate travel for personal travel. Eligible family members (and buddies if accompanied by the employee's spouse or other eligible family pass rider), are permitted to travel while the employee is in a paid status. To allow time for family members to return from trips in progress or be notified to make alternate travel arrangements, eligible family members may continue to travel for thirty (30) days from the date an employee's status changes to "unpaid" (i.e., an employee has exhausted his accrued sick leave)

H.       Request for Medical Documentation

         The Company may request a doctor's note after an employee has been off duty due to illness or injury in excess of three (3) consecutive days or where there may be suspected abuse.

I.       Worker's Compensation and Occupational Injury

         Worker's Compensation Temporary Disability payments will be made directly to the employee by the Worker's Compensation carrier (or the state) in the amount equal to the statutory requirements. Payments will be made to the employee, by the Company, in the amount calculated to be the difference between the employee's regular base pay and the statutory payment amount, until such time as the employee's accrued sick leave (if elected) is exhausted.

J.       Sick Pay Bank

         The maximum six hundred sixty (660) hour Sick Pay bank provided for in paragraph C above is divided into accounts of three hundred sixty (360) and three hundred (300) hours. Only after accruing the maximum three hundred sixty (360) hours in the first account may an employee begin accruing toward the maximum three hundred (300) hours in the second account. The three hundred (300) hour account may be used only for major, long term illness or injury (i.e. longer than thirty (30) calendar days), and then only after the three hundred sixty (360) hour regular account has been exhausted. Upon retirement, employees are entitled to be paid for all accrued but unused sick pay bank hours.

                                   ARTICLE 10
                                    SENIORITY

A. Company seniority shall be based upon total uninterrupted service with the Company from the employee's date of hire.

B. Classification seniority shall be the total time employed in Passenger and Fleet Service functions. Classification seniority shall govern all covered employees in their retention in case of a reduction in force, voluntary demotion, bidding rights for work schedules, choice of vacation periods, choice of and filling of vacancies and recall after release due to reduction in force.

C. Employees with the same hire date will be placed on the seniority lists according to the last four digits of their social security number reading from left to right (the employee with the higher number will be placed on the list first.).

D. An employee who is accepted for transfer within the Company outside the scope of this Agreement shall retain but not accrue seniority as above in Article 10 B. for up to six (6) months. After six (6) months, the employee shall be removed from the seniority list and lose all rights to return to the covered class.

E. A classification seniority roster reflecting the job title, Company and classification seniority dates and domicile of each employee shall be brought up to date as of June 1st and Dec 1st of each year and posted on each bulletin board at each location where there are individuals employed under this Agreement within thirty (30) days following such dates. In addition, the Company shall, on a monthly basis, make available to the Union a list of changes affecting this roster. A copy of the seniority list will be furnished to each Steward at each station and to the Union Business Agent.

F. Employees who wish to protest any omission or error affecting their classification seniority shall follow the normal grievance procedure within thirty (30) days of posting of the erroneous information on the bulletin board in their domicile. It is the intent of this section to ensure each employee his rightful classification seniority accrual and position on the Company seniority roster.

G. An employee covered by this Agreement shall lose his seniority status and his name shall be removed from the seniority lists under the following conditions:

         1.       He quits, resigns, or retires.

         2. He is discharged for cause (after grievance procedure is exhausted).

         3. He does not return to duty from furlough within the time limits.

         4.       Or as otherwise provided in this Agreement.

                                   ARTICLE 11
                                    PROBATION

A. An employee shall be on probation during the first ninety (90) days after the date of placement on the Company payroll.

B. The provisions of Article 15.E. shall not be available to probationary employees, and no grievance related to discipline or discharge may be filed by them or on their behalf. However, a probationary employee may file non-disciplinary grievances in accordance with Articles 15.A.-F.

C. The Company has no responsibility to re-employ any employee separated during his probationary period.

D. If an employee's service is broken during his probationary period as a result of an involuntary action (i.e., reduction in force) and the employee is recalled within a period of twenty-four (24) months, the employee's seniority date will be adjusted to reflect credit for all past service. An employee will not accrue benefits such as sick or occupational injury leave, or vacation, or holidays, etc., during any period of separation.

E. The Company may terminate any employee during their probationary period with or without cause at the Company's sole discretion. The Company shall not be required to inform the employee or the Union of the reason for the probationary employee's termination.

                                   ARTICLE 12
                              FILLING OF VACANCIES

A.       Permanent Vacancies

         1. A permanent vacancy is one where the Company determines there is an open position in a covered function with an expected duration of at least one hundred twenty (120) calendar days or more, and where the total complement of covered employees does not change, and where a shifting of employees from one covered duty assignment to another, or from one position to another position is required, or as per paragraph 12.A.5.e., below. There is no vacancy deemed to exist for system bidding purposes when any of the above events occur.

         2. When the Company fills a vacancy at any covered station, it will be filled by the Vice President-Customer Service, or his designee, from the results of a system bid. The senior employee qualified to fill the vacancy with a bid on file will be awarded the job.

         3. Bids for a change of location or from part-time to full-time shall be submitted in writing to the Vice President-Customer Service, or his designee, with copies to the Manager of the location desired and a copy to the Steward. Bids shall be acknowledged by the Vice President-Customer Service, or his designee.

         4. Each station shall have at least one Lead Agent or a Supervisor. At stations with more than twenty (20) covered employees, a ratio of one (1) Lead Agent for each fifteen (15) covered employees regularly assigned to that station shall be maintained. Lead agents shall be chosen from among those full-time employees expressing a desire for the position and shall be awarded to the most senior qualified employee at the location as determined by the Company.

         5.       Miscellaneous

                  a. All vacancies will be posted in US Airways SABRE reservations system. Bids must be received by the Vice-President of Customer Service, or his designee, prior to the bid closing date as posted in the US Airways SABRE reservations system.

                  b. An employee may withdraw any bid he has filed by submitting to the Vice-President of Customer Service, or his designee, and the Union a written withdrawal forty-eight (48) hours prior to the bid closing date.

                  c. An employee whose bid is awarded and who accepts the bid will not be eligible to bid another vacancy/position for six (6) months, except employees will not be precluded from accepting promotions into the higher classification of Lead Agent.

                  d. An employee whose bid is awarded shall be notified promptly. All bid awards will be posted in US Airways SABRE reservations system. The employee shall be available immediately after such notification except where such award requires a transfer to another covered station, in which case the employee may request his supervisor to exchange his regular days off to those consistent with his reporting date at the new station. Employees will be granted up to ten (10) days without pay to effect their move to the new station.

                  e. Prior to considering any bid for a vacancy, all furloughed, covered employees at the location where the vacancy exists shall be recalled, then any furloughed covered employees at other locations will be given an opportunity to fill the opening, before hiring a new employee to fill the vacancy.

                  f. Probationary employees are ineligible to bid under this Article, except those probationary employees can have a request on file and will receive consideration before new hires.

B.       Temporary Vacancies

         1. A temporary vacancy is where the Company determines there is an open position in a covered function at a covered station with an expected duration of one hundred and twenty (120) calendar days or less to cover personal leaves of absence, maternity leaves, military leaves, etc.

         2. Temporary vacancies may be extended to a maximum of one hundred eighty (180) calendar days (the original one hundred twenty (120) and up to an additional sixty (60), if necessary) where the specific leave requirements necessitate.

         3. Temporary vacancies will be filled by giving an option to furloughed covered employees at the location where the vacancy exists in order of seniority to fill the vacancy, then to furloughed, covered employees at any covered location.

         4. If there are no employees on furlough, then the temporary position will be filled as followed:

                  a. When temporary full-time positions become available, they will be offered to the most senior part-time agent with a request on file.

                  b. Any subsequent temporary full-time position that becomes available at a covered location will be offered to the most senior part-time agent with a bid on file, whether he is presently working as a part-time agent or is in another temporary full-time position at that location.

                  c. If it is necessary to eliminate a temporary full-time position, the junior part-time agent covering a temporary full-time position will be reduced to his former part-time status.

                  d. If there is no qualified covered part-time employee willing to accept the available temporary full-time position, the Company may assign the most junior covered employee at the location or hire a new employee.

         5. Temporary full-time employees will accrue seniority at the regular full-time rate.

         6. An employee who is awarded a temporary vacancy shall receive lodging and a meal allowance in accordance with Article 14.A.3.

                                   ARTICLE 13
                               REDUCTION IN FORCE

A. A reduction in force shall be in the reverse order of classification seniority at the location. An employee who has completed his probationary period and who is notified he is affected by the reduction in force, at his option, may make one of the following choices:

         1. Exercise his seniority to accept a transfer to a vacancy at any covered station.

         2. Exercise his seniority to "bump" the least senior employee on the system.

         3.       Accept furlough at his domicile.

B. Furloughed employees will be offered re-employment in the order of their classification seniority at their domicile. Vacancies shall not exist at a location until all employees eligible to fill the vacancy at the location (those on furlough or those transferred due to exercising the above option) have been recalled and offered employment and then as per Article 12.A.5.e. An employee who transferred to another station from his original station or was furloughed shall retain the rights to recall to his previous station for a period of eighteen (18) months.

C.       Expiration of Recall Rights

         1. An employee furloughed due to a reduction in force shall continue to accrue Company seniority and Classification seniority, but not benefits, for the greater of five (5) years from the date of furlough or a period equal to their classification seniority accrued up to the time of furlough.

         2.       If the employee is not recalled within the time specified in
                  Article 13.C.1., above, employment and seniority rights will expire.

D. An employee who has been released due to a reduction in force shall file his address in writing with the Director of Human Resources and shall, thereafter, promptly advise the Director of Human Resources, in writing, of any change in his address. The Company will send notice to the address of record via U. S. Postal Service, certified-return receipt requested. If the furloughed employee does not contact the Company within fourteen (14) days from the date of receipt of notice of recall, his name will be dropped from the seniority lists.

E. An employee is entitled to preference in re-employment only if he conforms to the following conditions:

         1.       Comply with the provisions in Article 13.D., above.

         2. Give written notice via personal service, telegram, or certified mail, return receipt requested, of his intention to return to the service of the Company within seven (7) calendar days of receipt of such written certified notice from the Company to return.

         3. Return on the specified date, which date shall not be less than twenty (20) calendar days after notice to return is sent by Certified Mail or telegram to the last address filed with the Director of Human Resources.

         4. If a furloughed employee does not return on the specified return date, he will be removed from the seniority lists, unless, by mutual agreement extenuating or mitigating circumstances existed to extend the return date.

F.       Notice of Reduction in Force

         1. The Company will give the employee two (2) weeks notice in writing in the event of a reduction in force, or pay in lieu thereof. However, such notice requirements shall be waived in cases of an Act of God, strike involving a group of organized employees on the carrier, or circumstances beyond the control of the Company.

         2.       The Company will comply with the WARN Act where applicable.

                                   ARTICLE 14
                                    EXPENSES

A.       Expense Allowance

         The Company will pay certain reasonable expenses associated with the following:

         1.       New Employee Training

                  New employees may be required to undergo formal training. A new employee will be placed on the payroll from the first day of training. If this training is conducted in a city other than where the employee will be based, the Company will arrange and pay for lodging at designated hotels and provide a meal allowance. No expenses will be paid by the Company if the training is conducted in the city where the employee will be based.

         2.       Follow-up or Recurrent Training

                  Employees required to undergo training in a city other than where they are based will be provided with lodging and a meal allowance in accordance with paragraph B.1., below.

         3.       Temporary Assignment away from Base City

                  The Company will arrange and pay for reasonable expenses for employees who are temporarily assigned to a city away from their base. This may include lodging, meal allowance, and, local transportation, depending on circumstances.

         4.       Company Business Travel

                  The Company will pay employees a meal allowance and travel-related expenses when they are required to travel for Company business. These expenses may include lodging, business-related phone calls, and local transportation.

B.       Any allowed expenses will conform to the following guidelines.

         1. Meal allowances - An employee will be paid a per diem up to the current limits set by the Accounting Department which currently are $5.00 for breakfast, $6.00 for lunch, and $11.00 for dinner, until the limits are changed by the Accounting Department.

         2. Lodging - The Company designates which hotels must be used in each city.

         3. Rental Cars - The Company shall determine when a rental car is to be used and what company the car shall be rented from.

         4. Use of Personal Vehicle - Approval must be obtained from the Vice President of Customer Service, or his designee, and reimbursement will be at the current rate set by the Accounting Department. Currently, the rate is $.31 per mile, until the rate is changed by the Accounting Department.

         5. Telephone Calls - Business-related telephone calls to an employee's supervisor, operations, headquarters, etc., should be made collect only if a Dialnet line is not available.

         6. An employee will be reimbursed for the cost of one (1) long distance telephone call home per day. This allowance, set by the Accounting Department, is currently three dollars ($3.00) per day.

C. Reimbursement for approved expenses is accomplished by use of the Chautauqua Airlines "Expense Report" forms with all required receipts attached. Expense advances can be obtained through the Accounting Office by completing an "Accommodation Request Form." Reconciliation of expense advances is accomplished by use of the "Expense Report" form.

D. "Accommodation Request" and "Expense Report" forms must be approved by a Manager prior to being submitted to the Accounting Office. Expense reports and reconciliation of expense advances must be submitted to the department manager within seven (7) working days after the last expense incurred or the advance received may be considered a loan and may be deducted from the next pay check. A waiver by the Company of the seven
         (7) day requirement will not prejudice the Company's right to require compliance with a seven (7) day limit.

                                   ARTICLE 15
                              GRIEVANCE PROCEDURES

A.       Grievance

         A grievance is a claim or dispute by a covered employee or the Union concerning the interpretation, application, or the alleged breach of this Agreement. Any covered employee or group of covered employees who has a grievance concerning any action of the Company affecting them shall have such grievance considered and handled in accordance with the following procedures. It is the intent of the parties to resolve grievances or potential grievances informally and at the lowest level possible. There shall be an earnest effort on the part of the parties to settle grievances promptly and in accordance with the procedures outlined herein.

B.       Step One - Informal Discussion With a Supervisor

         1. An employee or Union representative who believes that his rights under this Agreement have been violated should first bring the matter to the attention of the employee's immediate supervisor.

         2. The immediate supervisor, or his designee, must reply to the employee within five (5) business days.

         3.       Disciplinary grievances shall be initiated at Step Two, below.

C.       Step Two - Written Grievance

         1. After receipt of an unsatisfactory response, or lapse of the five (5) business days in Step One, the employee or the Union shall reduce the grievance to writing and submit it to the Vice President-Customer Service, or his designee, within thirty (30) days of the event giving rise to the grievance, or when the grievant should have reasonably known of the event.

         2. The written grievance shall set forth, with reasonable detail, a statement of the facts giving rise to the grievance, the provision of the Agreement alleged to have been breached and the relief sought. The Vice President-Customer Service, or his designee, shall hold a hearing within fifteen (15) business days of receipt of the written grievance by the Company. The grievant shall, if requested by the Company or the Union, attend such hearing.

         3. The Vice President-Customer Service, or his designee, shall, within ten (10) business days of said hearing, provide the Union Business Representative, or his designee, with a written statement of his decision.

D.       Step Three

         If the Union is not satisfied with the disposition of the grievance in the Step Two proceeding above, it may appeal the case to the System Board of Adjustment by submitting a written submission of the case to the System Board, with a copy to the Vice President-Customer Service within fifteen (15) business days after receiving the Step Two decision.

E.       Discipline or Discharge.

         1. No employee shall be subject to discipline or discharge without just cause. An employee shall be notified in writing of discharge, disciplinary time off and written reprimand. The Company will send a copy of such notice to the employee and to the Union. An employee so disciplined or discharged may submit a written grievance directly at the Step Two level, above. Such written grievance must be filed within ten (10) business days of the postmark (on the Union's copy) of the written discipline or discharge action by the Company.

         2. Employees who are a party to incidents involving discipline or discharge shall be retained on the payroll but may be removed from service until a meeting has been held and a decision arrived at in writing by the Company. Teleconferencing may be utilized and the grievant, a Company representative and a Union representative and others as desired may be present. Following the Company decision, the grievant may be suspended from the payroll, discharged or given other disciplinary actions.

         3. The provisions of Article 15.D. shall not be available to probationary employees and no grievance related to discipline or discharge may be filed by them or on their behalf. However, a probationary employee may file non-disciplinary grievances in accordance with Articles 15.A-D.

F.       General

         1. Time limits contained in this Article may be extended by mutual agreement of the parties, reduced to writing.

         2. Failure on the part of the Company, the grievant or the Union to adhere to the time limits set forth herein, or as mutually agreed to, shall constitute a waiver of the position of the party failing to comply.

         3. If a grievant is exonerated, her personnel file shall, to the extent permitted by law, be cleared of all reference to the incident. A grievant who is cleared of all charges shall be made whole as pertains to wages, seniority, longevity and benefits.

         4. Grievances, decisions, and appeals shall be forwarded by personal delivery or through the U.S. Mail, certified, postage prepaid, return receipt requested, addressed to the last known address of the grievant, with a copy to the Union. Refusal to accept delivery constitutes delivery.

         5. An employee shall have the right of Union representation at all meetings with the Company. An employee shall be advised in advance of the nature of the subject of any investigation, hearing or conference that would not be compromised and/or made ineffective if advance notice was given to the employee and/or the Union.

         6. The Union, or its representative, and the grievant shall have access to the grievant's personnel file for review in any discipline or discharge case. The Company shall cooperate in making any reasonably requested material available that is relevant to the case.

         7. When it is mutually agreed that a stenographic report is to be taken of the hearing, in whole or in part, the cost will be borne equally by both parties to the dispute. If it is not mutually agreed that a stenographic report be taken, any stenographic report taken of such hearing made by either of the parties shall be furnished to the other party, upon request, provided that the cost of such stenographic report so requested shall be borne equally by both parties.

                                   ARTICLE 16
                           SYSTEM BOARD OF ADJUSTMENT

A. In compliance with Section 204, Title II, of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes that may arise under the terms of this Agreement and any amendment or additions thereto and that are properly submitted to it, which Board shall be known as the Chautauqua Employees System Board of Adjustment, hereinafter referred to as "the Board."

B.       Composition of the Board

         1. The Board shall consist of four (4) members, two (2) of whom shall be selected and appointed by the Company and two (2) of whom shall be selected and appointed by the Union, and such appointees shall be known as the "Board Members." In addition, the Company and the Union shall each designate an alternate, and in the event of unavailability of a Board Member, such alternate shall serve in place of the absent Board Member.

         2.       The two (2) Board Members appointed by the Company and the two
                  (2) Board Members appointed by the Union, and their alternates, shall serve for one (1) year from the date of their appointment and thereafter until their successors have been duly appointed. Vacancies shall be filled within thirty
                  (30) days in the same manner as is provided herein for the selection and appointment of the original Board Members and the original alternates.

         3. The terms of the office of Chairman and Vice Chairman shall be for one (1) calendar year. Thereafter, from year to year, the Board shall designate one (1) member to act as Chairman and one (1) member to act as Vice Chairman for one (1) year terms. Such term of office shall commence on January 1st of each year.

         4. The office of Chairman shall be filled alternately by the parties. A Union representative shall serve as Chairman and a Company representative shall serve as Vice Chairman in even years, and vice versa, in odd years.

         5. The Board shall meet once every three (3) months at Company headquarters, (unless a different place for the meeting is jointly agreed upon by the Board), during the months of January, April, July, and October of each year provided that at such time there are cases filed with the Board for consideration. The meetings shall continue in session until all matters before it have been considered unless otherwise mutually agreed upon in writing.

         6. Meetings shall be scheduled so that Members of the Board who are employees of the Company shall suffer no loss of pay while attending Board meetings. Each party shall bear the cost of compensation and expenses of its Board Members

C.       Jurisdiction of the Board

         1. The Board shall have jurisdiction over all disputes growing out of grievances or out of interpretation or application of any terms of this Agreement or amendments thereto submitted by the Union to the Vice President-Customer Service, or his designee. The jurisdiction of the Board shall not extend to proposed changes in hours of employment, rates of compensation, or working conditions covered by this or other existing agreements between the parties hereto.

         2. The Board shall consider any dispute properly submitted to it when such dispute has not been previously settled in accordance with the provisions of Article 15.

D.       Proceeding before the Board

         1. All disputes properly referred to the Board for consideration shall be addressed to the Chairman. Five (5) copies of each petition, including all papers and exhibits in connection therewith, shall be forwarded to the Chairman, who shall transmit one (1) copy thereof to each member of the Board within three (3) calendar days of his receipt of same. Each case submitted shall show:

                  a.       Question or questions at issue
                  b.       Statement of facts
                  c.       Position of the grievant(s)
                  d.       Position of the Company

         2. Upon receipt of notice of the submission of a dispute, the Chairman shall set a date for the hearing, which shall be the time of the next regular meeting of the Board as provided in Section B., above, or if at least two (2) Board Members consider the matter to be of sufficient urgency and importance, then at such earlier date and at such place as the Chairman and Vice Chairman shall agree upon but not more then thirty (30) days after such request for a meeting is made by at least two (2) of said Board Members; the Chairman shall give the necessary notices in writing of such meeting to the Board Members and to the parties to the dispute.

         3. Employees covered by this Agreement may be represented at Board hearings by such person or persons as they may choose and designate, and the Company may be represented by such person or persons as it may choose to designate. Evidence may be presented either orally, or in writing, or both.

         4. The Board Member(s) may summon witnesses who are employed by the Company and who are deemed necessary by the Board. Such employees shall be scheduled so as to suffer no loss of pay.

         5. The Board shall be competent to hear the disputes properly submitted to it and decide said disputes by a majority vote of all members of the Board. Decisions of the Board shall be final and binding upon the parties hereto. The Board may, at its option, agree to have an arbitrator hear the case without the Board present.

E.       Deadlock Procedures

         When a dispute is properly submitted to the Board for hearings before the two (2) Company and the two (2) Union Board Members, or their alternates, and the Board is unable by majority vote to decide the dispute, the Board shall declare itself deadlocked and the parties shall select an arbitrator as provided herein. The arbitrator shall join the Board as a Board Member and as Chairman in subsequent consideration and hearing of the dispute. The Board, so composed, shall be competent to decide said dispute by majority vote. Decisions of the Board so composed shall be final and binding on the parties. The Board may agree to have the arbitrator hear the case without the Board present.

F.       Deadlock Notices

         When a deadlock occurs for any reason, the Board, by written notice shall immediately notify the Union and Company of such deadlock, including the date thereof, and the need for the services of a fifth
         (5th) member of the Board. If the Union or Company desires to submit the case to such five (5) member Board, it must do so by written notice to the Company president with copies to the Chairman and Vice Chairman of the Board within ten (10) calendar days from the receipt of notice from the Board that the Board was deadlocked.

G.       Selection of a Fifth (5th) Board Member (Arbitrator)

         1. If notice is provided of the desire to convene the five (5) member Board, the Union and the Company shall meet promptly, but in no event later than five (5) calendar days from the date of such notice by the Union or Company, to select an arbitrator by mutual agreement, and if agreement is reached, shall advise the members of the Board of the name, address, and the availability of the arbitrator.

         2. Within ten (10) calendar days after proper notification, if no agreement on the selection of an arbitrator can be reached, the Company and the Union shall agree upon the selection of an arbitrator from the list below. If the parties are unable to agree upon an arbitrator from the list below, the parties will select an arbitrator from the list below using an alternate strike method. In even years, the union will strike first; in odd years, the Company will strike first. If it becomes necessary to replace an arbitrator on the list below, the parties shall mutually agree upon such replacement before selecting any arbitrator from the list. Such replacements shall be members of the National Academy of Arbitrators and shall have airline case experience. Once each year, the Union and the Company will each have the option to remove one arbitrator from the list below. Such arbitrator shall be replaced in accordance with the provisions of this paragraph for replacing arbitrators.

                             Richard I. Bloch
                             Herbert Fishgold
                             Robert O. Harris
                             Peter R. Meyers
                             George Nicolau
                             Anthony Sinicropi
                             William L. Schecter

                             Barbara Zausner-Tener
                             Nicolas H. Zumas

H.       Five (5) Member Board Hearing

         Within thirty (30) calendar days after the selection of the fifth (5th) member from the panel, and with the arbitrator's concurrence, the Board shall schedule a hearing of the dispute by the five (5) member Board, including the presentation of such witnesses and evidence as the five
         (5) member Board shall in its discretion permit. A decision of a majority of the Board sitting with the fifth (5th) member shall be final and binding upon the parties thereto. The Board may agree to have the arbitrator hear the case without the Board present.

I.       General

         1.       Expenses of the Board

                  Each of the parties hereto will assume the travel expenses and other expenses of the Board Members selected by it, and each of the parties hereto will assume the travel expense and other expenses of the witnesses called or summoned by it except that employees of the Company will be scheduled so not to suffer loss of pay and that the Company will provide space available transportation over its lines, in accordance with existing regulations, for any Board Member or Company employee who is called or summoned as a witness. The reasonable expense and compensation of the fifth (5th) member arbitrator appointed in accordance with Section G hereof will be borne equally by the parties hereto. The Chairman and the Vice Chairman, acting jointly, shall have the authority to incur other expenses as in their judgment may be deemed necessary for the proper conduct of the Board, and such expenses shall be borne equally by the parties hereto.

         2.       Freedom to Act

                  Each Board Member shall be free to discharge his duty in an independent and un-coerced manner, without fear that his individual relations with the Company, with the employees, or with the Union will be affected in any manner by any action taken by him in good faith in his capacity as a Board Member.

         3.       Time Limits

                  Time limits as set forth in this Article may be extended in writing by mutual agreement of the Company and the Union.

         4.       Rights Under Railway Labor Act

                  Nothing herein shall be construed to limit, restrict, or abridge the rights or privileges accorded either to the employees, the Company, the Union or their duly accredited representatives under the provisions of the Railway Labor Act, as amended.

         5.       Records of the Board

                  The Board shall maintain a record of all matters submitted to it for its consideration and of all findings and decisions made by it.

         6. When it is mutually agreed that a stenographic report is to be taken of the hearing, in whole or in part, the cost will be borne equally by both parties to the dispute. If it is not mutually agreed that a stenographic report be taken, any stenographic report taken of such hearing made by either of the parties shall be furnished to the other party, upon request, provided that the cost of such stenographic report so requested shall be borne equally by both parties.

                                   ARTICLE 17
                              PHYSICAL EXAMINATIONS

A. An employee shall be required to submit to a Company paid physical/mental examination at the time of employment and at any other time the Company shall determine in its sole discretion that an employee's physical or mental condition may or has impaired the performance of his duties or poses a safety hazard to himself, other employees, or customers. The employee, can request, and will be furnished with, a copy of his medical examiner's report from the Company's medical examiner. These examinations are limited to no more than two (2) examinations per calendar year.

B. Any information obtained by or as a result of a Company's physical/mental examination of an employee shall be strictly confidential between the Company, its insurance carriers, the FAA, the Company doctor, and the employee, and shall not be divulged to any other person without the written permission of the employee.

C. Any employee who is dismissed or has his pay scale lowered based on his failure to pass a Company physical/mental examination shall have fourteen (14) days in which to appeal for lost wages, and shall at his option, have his case reviewed in the following manner.

         1. The employee may employ a qualified medical examiner of his own choosing and at his own expense for the purpose of conducting a physical/mental examination covering the disqualifying problem(s) and/or conditions covered by the Company medical examiner's report that found the employee unfit for duty.

         2. A copy of the findings of the medical examiner chosen by the employee shall be furnished to the Company; and if such findings corroborate the findings of the medical examiner employed by the Company, no further review of the case shall be afforded.

         3. If the findings of the medical examiner chosen by the employee disagree with the findings of the medical examiner employed by the Company, the Company and the employee will, at the written request of the employee, ask that the two (2) medical examiners agree upon and appoint a third qualified and disinterested medical examiner, preferably a specialist, for the purpose of making a further review of the report and/or an examination of the employee to determine his fitness for duty.

         4. The said disinterested medical examiner shall then make a further examination of the employee in question, and the case shall be decided on the basis of the third medical examiner's findings. If the disinterested medical examiner's report finds the employee fit for duty, all lost wages will be paid, retroactive to the date the employee was removed from payroll. Copies of such medical examiner's report shall be furnished to the Company and the employee.

         5. The expense of employing a disinterested medical examiner shall be borne equally by the Company and the employee.

D. Drug and alcohol screening will not be considered a physical/mental examination under this Article. Employees must submit to Drug and Alcohol testing to conform with the DOT/FAA and the Company's present or future policies.

                                   ARTICLE 18
                               ORDERS TO EMPLOYEES

A. All orders to employees involving a change in stations, promotions, demotions, furloughs, leaves of absence, etc, shall be delivered to the employee in writing by personal service on and receipt by the employee, or by certified mail, return receipt requested, to the employee's last address on file.

                                   ARTICLE 19
                                    TRAINING

A. No employee shall be required to pay for the use of any Company equipment or equipment outside of the Company that is provided as part of a Company training requirement. Any training required of an employee for maintenance or improvements in proficiency standards shall be borne by the Company. No employee shall be required to pay a fine or be responsible for the repair or replacement of any part of equipment damaged except for willful damage or destruction to the equipment.

B. Training time shall be considered as time worked, and the applicable rate shall be paid.

C. Travel time in connection with training shall be considered as time worked.

\
                                   ARTICLE 20
                                 MOVING EXPENSES

A. Employees who have completed their probationary period and who are transferred as a result of the closing of an existing station will be considered as being transferred at the Company's request.

B. An employee transferred from one station to another station as a result of a voluntary bid or request to fill a vacancy shall be considered as having transferred at his own request. Employees having transferred from one station to another station at their own request shall bear the expense of their move.

C. Moving expenses incurred when moving at the Company's request are paid by the Company and are limited to the following expenses:

         1. The Company has the right to request the employee to obtain estimates for moving himself, and an estimate using professional movers. The Company may choose the lower estimate. When the employee moves himself, the Company will pay for all shipping, containers, insurance for the move, and one hundred dollars ($100.00) (to offset the cost of moving helpers).

         2. The Company will pay for the hook-up of all utilities (excluding deposits) including, but not limited to: gas, electric utilities, telephone and cable television, that result from a move to a new domicile, provided it does not involve alterations or materials.

         3. When personal automobile transportation is used by the employee and his immediate family, the Company will reimburse the employee at the prevailing Company rate per mile. Single employees shall have one (1) automobile covered, married employees up to two (2) vehicles, using the most direct AAA mileage between domiciles.

         4. The Company will reimburse an employee for meals and lodging for the employee and his immediate family, for the time required to travel to the station up to five (5) days. A day of travel shall be considered a minimum of three hundred fifty
                  (350) miles by the most direct AAA mileage. The daily allowance for meals will be twenty-two dollars ($22.00) per day for single employees and forty-four dollars ($44.00) per day for married employees traveling with their spouse.

         5. If a lease is broken as a result of moving to a new domicile and a penalty is incurred, the Company will pay the penalty not to exceed one month's rent. The Company will cooperate with the employee to provide substantiating documentation of the transfer for the lessor.

         6. The Company will pay up to two hundred dollars ($200.00) for termination and hook-up of utilities (excluding deposits) including gas, electric utilities, telephone and cable television, that result from a move to a new domicile.

D.       When the Company is required to pay moving expenses, nothing in this
         Article is intended to prevent the Company and the employee from agreeing to an amount to be paid to the employee in lieu of the expenses set forth in paragraph C., above.

E. The Company's liability for moving expenses under this Article will not exceed five thousand dollars ($5,000).

                                   ARTICLE 21
                                 UNION SECURITY

A.       Union Membership

         It shall be a condition of employment that all employees covered by this Agreement shall, on the effective date of this Agreement, become and remain members in good standing of the Union. It shall be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall, on or before the ninetieth (90th) day following the beginning of the initial seniority date, become and remain members in good standing in the Union.

B.       Initiation Fees and Dues Deductions

         The Company will deduct from the wages of any employees covered by this Agreement said employees' dues as a member of the Union upon receiving the employee's voluntary and individual written authorization for the Company to make such deductions, signed by the employee. Such authorization form will be provided by the Union. The Company will pay over to the proper officers of the Union the wages withheld for such initiation fees and/or dues. The amount so withheld shall be deducted from the appropriate paycheck, reported and paid to the Union monthly. The following information will be reported and transmitted with the monthly check off: the employee's Social Security number, full name, dues rate, rate of pay and status of employment.

C.       Indemnification Clause

         The Union shall indemnify the Company and hold the Company harmless from any and all claims that may be made by an employee against the Company by virtue of the wrongful application or misapplication of any of the terms of this Article.

D.       Dues Collection after Termination

         In the event of termination of employment, there shall be no obligation upon the Company to collect dues until all other deductions have been made.

E.       Failure to Pay Dues

         The Union agrees that written notice shall be given to the Company at least thirty (30) days before the Company is required to remove an employee from his employment by reason of his failure to maintain his membership in good standing in the Union in accordance with Article A., above.

F.       Employee List

         1. When applicable, the Company will advise the Union of the names of any new hires, terminations, layoffs or recall of any employees covered by this Agreement. Such information will include the name, hire date, layoff date, termination date or recall date of such employees.

         2. The Company will mail to the Union and a designee a report, containing the current address, telephone number and pay rate of each employee quarterly or when there are substantial changes.

G.       Individual Dues Payment

         It shall be the responsibility of any employee who is not on a dues deduction program to keep his membership current by direct payments of monthly dues to the Union.

H.       Dues Deduction Error

         Should a deduction be missed, or in the event an insufficient amount is deducted, the Company will be responsible to make the proper adjustment the following month.

I.       Hospitality Committee

         The Company shall set aside a mutually agreeable period of time during or immediately after each new hire class during which the Union Hospitality Committee may meet with each new hire class. The Company and the Union will mutually agree upon those committee representatives who will present Hospitality Committee materials during the new hire class.



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

                                   ARTICLE 22
                                  SEVERANCE PAY

In the event of a reduction in force or when the Company decides to close a station, full-time employees at that station with at least one (1) year of service as a full-time employee, who are ineligible or decide not to transfer to another station will receive eighty (80) hours of severance pay, (at the employee's current hourly rate). Part-time employees with at least one (1) year of service will receive forty (40) hours of severance pay. In addition to the eighty (80), or forty (40) hours respectively, they shall receive additional hours according to schedule `A' below.

A.       Years of Service          Number of Hours for Each Year of Service
         ----------------          ----------------------------------------

         For Years 1-10                     Eight (8) Hours

         For Years 11-15                    Sixteen (16) Hours

         For Years 15 +                     Twenty Four (24) Hours



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

                                   ARTICLE 23
                               HEALTH AND WELFARE

A. The Company shall provide each full-time employee with a life insurance policy after ninety (90) days of service. The Company shall pay one hundred percent (100%) of the premium for this coverage.

         1. Life Insurance coverage is two (2) times the basic annual earnings, rounded to the next higher $1000, to a maximum of $250,000.

         2. Accidental Death and Dismemberment coverage is two (2) times the basic annual earnings, rounded to the next higher $1000, to a maximum of $250,000.

         3.       Dependent Life Benefits;

                  a. Spouse                                      $5,000

                  b. Children          0-8 days                  $0
                                       8 days-6 months           $100
                                       6 months-19 years         $2,500

B. The Company will provide Health Insurance for all full-time employees and qualifying dependents after thirty (30) days of service, the benefits of which shall not be less advantageous than the existing program coverage and benefits. For employees with under one (1) year of service, the Company shall pay the premium cost less $13.80 per pay period to be paid by the employee. Optional dependent coverage is not available during the first year. For employees with over one (1) year of service, the Company will pay the premium cost, less $13.80 for individual employee coverage, or $23.00 for employee and spouse coverage, or $32.20 for employee and family coverage, per pay period for said employee and his dependents. The employee will pay his share of the premium through payroll deductions. Should the cost of such insurance increase, the Company may require greater contributions from the employees.

C. The Company will provide the Business Agent and the Union with copies of the Master Insurance Contracts for each policy required under the terms of this Agreement.

D. The Company will provide an IRS Section 125 Flexible Benefits Plan to all covered employees, the benefits of which plan shall not be less advantageous than the existing program .

E.       The Company shall provide a retirement benefit in the form of an IRS
         Section 401k plan to all covered employees, and the benefits shall be no less advantageous than the existing program.

F. The Company shall pay for dental plan coverage for single covered employees or sixteen and one-half dollars ($16.50) per month towards the cost of family coverage. The plan for covered employees and qualified dependants will be no less advantageous than the program offered to other employee groups.

G. The Company will include the covered employees in any profit sharing plan, bonus and incentive programs offered to all other non-management employees.

                                   ARTICLE 24
                                SAFETY AND HEALTH

A. At each station, one (1) representative will be designated by the Company and one (1) representative will be designated by the Union to discuss, and if a problem or violation exists of a law or rule, to correct any practice that causes said violation in any safety or health factors that may directly affect the employees or the Company in their work areas.

B. Accordingly, this joint Safety Committee at each station will meet periodically at the station to review any pending matters of safety or health.

C. Safety and health items presented by either the Company or the Union member at these periodic meetings will be documented in writing, with a copy to the Vice President of Safety.

D. Items not resolved at the station level will be presented to the Vice President of Safety for resolution by the Vice President of Customer Service and the designee of the Union.

E. The Company and the Union will work toward a mutual resolution of any safety or health factor(s), and therefore, employees must register and attempt to resolve any complaints through the respective Safety Committee prior to filing a complaint with the local, state, or federal regulatory agency.

                                   ARTICLE 25
                                     GENERAL

A. Nothing in this Agreement shall be construed to limit or deny any employee of the Company covered by this Agreement any rights or privileges to which he may be entitled under the Railway Labor Act, as amended.

B. The Company will provide, free of charge, to each employee one (1) copy of this Agreement and any letters of understanding applicable to them, supplemental to the Agreement, which shall be printed and bound in a convenient-sized booklet.

C. The Company will provide a glass enclosed, lockable bulletin board at each station where covered employees work for the Union to post official Union notices. The bulletin board shall be located in a convenient, accessible area.

D. The Company shall furnish an identification card to each employee. Employees shall bear the cost of replacement of the identification card, if lost.

E. No employee or his estate shall be required to pay the cost of repair or replacement of any aircraft, equipment or property damaged or destroyed in the performance of his duties with the Company, unless caused by criminal and/or malicious and/or intentional mischief.

F. Employees covered by this Agreement will be subject to the pass policy of USAirways (or such other pass policy as the employees of the Company generally may have access) and the Company as afforded to all other employees of the Company not covered by this Agreement. The designated Union Business Agent will be provided positive space travel on the Company system for the purpose of administering this Agreement. The Company, at its sole discretion, reserves the right to suspend or revoke the pass privileges for any employee who violates the pass policy rules.

G. The Union Representative(s) shall have free access to the Company's operations facilities to transact business that is necessary for the administration of this Agreement, but at a time that does not interfere with the operation of the Company's business. The Company will provide the Union Representative with proper ID to enter its facilities, if required.

H. This Agreement, when accepted by the parties hereto and signed by the respective representatives duly authorized, shall constitute the sole agreement between them involving the employees covered by this Agreement.

I. The Company will provide free parking to all employees covered by this Agreement.

J. A personnel file will be maintained for each employee. Upon request, the employee will be given the opportunity to review his file. If an employee receives disciplinary action, any portion of this file to be relied on by the Company in support of such disciplinary action shall be open for review upon request by the Union Representative and the employee. The Company cannot use any prior disciplinary notices in support of disciplinary action if the employee had not been provided with written notice of the prior disciplinary action at the time discipline was assessed, which action was subject to the grievance procedure. All disciplinary action will be according to Company policies and procedures. Disciplinary letters pertaining to events that are closed and no longer pending will be removed twelve (12) months after being issued, provided that the employee has not had any intervening discipline events. Such letters will be removed after twenty-four (24) months even if there has been an intervening disciplinary event.

K. Employees covered by this Agreement must have a local telephone contact and notify the Personnel Department with the telephone number or any changes.

L. The Company will make every reasonable effort to protect employees from physical assault, theft, vandalism and the like in connection with their employment, within the confines of their work place. The Company is not responsible under any circumstances for the loss or theft of any money or valuables left on the Company's premises or in lockers by the employees.

M. Two Weeks Notice - If an employee fails to give or fails to work his scheduled hours during the fourteen (14) calendar days after their notice to the Company of their resignation, they will forfeit accrued vacation.

N. Employees conducting Union business or attending meetings at their domicile or at other domiciles shall not be required to clock-out for the time spent on such business or meetings, as long as it does not interfere with their regular duties, or the operation.

O. If any provision of this Agreement is declared invalid by any competent court or government agency because of existing or future legislation, such invalidation shall not affect the remaining provisions of this Agreement.

P. The Company will provide secure lockable lockers for each covered employee at each station.

                                   ARTICLE 26
                               PART-TIME EMPLOYEES

All provisions of the Agreement shall apply to part-time employees, unless otherwise noted in other Articles and with the following specific exceptions.

A.       Seniority

         1. All part-time employees who were hired prior to April 26, 1996 will retain their current seniority and begin accruing seniority in accordance with paragraph 26.A.2., below, effective April 26, 1996. A single classification seniority roster will be compiled from the date of hire for the purposes of determining classification seniority for part-time employees to be used to fill vacancies, retention in the case of a reduction in force, bidding of shifts, bidding vacation, etc.

         2. Part-time employees shall accrue longevity and advance their position within the longevity scale in the compensation schedule in Article 3.A. in the amount equal to half of that accrued by full-time employees, except that, employees who work in excess of one thousand six hundred thirty-two (1632) hours in the prior anniversary year will be progressed as if a full-time employee.

B.       Vacation

         Vacation will accrue in accordance with Article 7, and will be based on the total number of hours worked in the prior year (i.e. employees who work less than one thousand six hundred thirty-two (1632) hours in the prior year will accrue vacation at the fifty percent (50%) rate, and employees who work one thousand six hundred thirty-two (1632) or more hours will accrue vacation at the full-time rate.)

C.       Sick Leave

         Sick leave will accrue in accordance with Article 7 and will be based on the total number of hours worked in the prior anniversary year (i.e. employees who work less than one thousand six hundred thirty two (1632) hours in the prior anniversary year will accrue vacation at the fifty percent (50%) rate, and employees who work one thousand six hundred thirty-two (1632) or more hours will accrue sick leave at the full-time rate.)

D.       Health and Life Insurance

         Part-time employees who work more than one thousand forty (1040) hours in an anniversary year shall accrue and be eligible for one half (1/2) the premium for Company-paid Life and Health (Medical/Dental) insurance of that of a full-time employee. Part-time employees who work in excess of one thousand six hundred thirty two (1632) hours in an anniversary year will be eligible to receive fully Company-paid Life and Health insurance benefits minus co-pay, equal to that of a full-time employee, for himself and his dependents. Part-time employees who do not qualify for fully paid Company benefits may elect to purchase Life and Health (Medical/Dental) Insurance for himself and his dependents at the same cost as the Company. If the employee elects this coverage, the additional cost shall be paid by payroll deduction. The percentage amount of premium benefit paid by the Company is paid in the year following the anniversary year and shall be subject to re-qualification on each succeeding anniversary. If the employee is terminated for any reason, the employee shall not be entitled to payment of any accrued but unpaid benefits. There will be no Health and Life insurance benefits for employees who work less than 1040 hours in an anniversary year.

E. The Company will not regularly schedule part-time employees within the same work function back to back continuously in a work period. It is the purpose of this paragraph that two (2) part-time employees shall not be regularly scheduled continuously within the same duty function within the same work period.

F. The Company may use part-time employees to ensure adequate coverage or to cover a schedule and to avoid creating the opportunity for necessity of having to pay overtime premium.

                                   ARTICLE 27
                                    UNIFORMS

A. An employee shall wear the standard uniform as required in Company regulations at all times when on duty.

B. The uniform or its identifying insignia may not be worn at any function, meeting, or event not directly associated with, or sanctioned by, the Company unless specifically authorized by the Company.

C. The employee will be responsible for the total cost of the basic uniform.

D.       The Company will provide each employee with one (1) name tag.

E. The employee shall be permitted to wear the official Union insignia on a place visible on the employee's uniform, but not to exceed a one (1) inch diameter in size.

F. Employees will maintain their uniforms so as to present a neat and clean appearance at all times while on duty. Each employee will be paid a uniform allowance of twenty (20) dollars per month.

G. Special clothing and equipment will be provided by the Company to each station where duty functions require work in inclement weather on a regular basis. These include parka, rain gear (head covering, jacket, pants, boots), parking wands and ear protectors.

H. If the Company initiates a complete change in the basic uniform style, employees will be provided with a new required uniform, at no expense to the employee.

I. If any of an employee's uniform parts are damaged beyond repair by aircraft fluids, cargo, equipment, etc., the Company will pay for replacement of such uniform parts. However, if the damage occurs while the employee is off duty, or is due to improper care/maintenance or as a result of not wearing protective clothing when applicable, the employee is responsible to pay for replacement of the uniform part.

J. Required Basic Uniform - The wearing of uniforms/employees' appearance will be as required by Company guidelines. There will be no minimum or maximum quantity of required uniform, but all employees must be in the required uniform at all times while on duty. An employee who works the ramp and also an inside function in the same shift will be able to wear the uniform of his choice.

                                   ARTICLE 28
                                    DURATION

This Agreement shall become effective on the date of signing hereof and shall continue in force and effect until December 15, 2005 and shall renew itself without change thereafter, unless written notice by either party of intended change is served in accordance with Section 6, Title II, of the Railway Labor Act, as amended, at least ninety (90) days prior to December 15, 2005 or December 15 of any year thereafter.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement the 15th day of December, 1999.

For the International Brotherhood      For Chautauqua Airlines, Inc.
of Teamsters


/s/ Raymond Benning                    /s/ Bryan K. Bedford
------------------------------         ------------------------------------
Raymond Benning                        Bryan K. Bedford
Director                               President
International Brotherhood of
Teamsters, Airline Division

/s/ Douglas L. Schmidt                 /s/ Jerome L. Balsano
------------------------------         ------------------------------------
Douglas L. Schmidt                     Jerome L. Balsano
Vice President                         Vice President of Customer Service
Local 135

/s/ Barry D. Schimmel                  /s/ Joe S. Dale
------------------------------         ------------------------------------
Barry D. Schimmel                      Joe S. Dale
Business Representative                Customer Service Manager
Local 210

/s/ Michael W. Harmes
------------------------------
Michael W. Harmes
Steward

/s/ Andre D. B. Fairbanks
------------------------------
Andre D. B. Fairbanks
Steward